UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EXXON MOBIL CORPORATION

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Access ExxonMobil Shareholder Voting Ahead of Annual Meeting Company strategy, People and culture, Global April 17, 2023
Inside ExxonMbil

In 2022, the hard work and commitment of our people drove exceptional results. While our results benefited from a favorable market, our work to meet demand began years ago, well before the pandemic. We chose to lean in when others leaned out. As a result, we made strong progress against our strategic priorities, including delivering industry-leading financial results and shareholder returns. We also increased production to meet demand when people needed it the most, increased our refining throughput to record levels, and positioned the company to bring the largest refining capacity expansion in North America on line in more than a decade. At this year’s Annual Meeting, (held virtually) on May 31 at 9:30 a.m. Central time, we’ll highlight this progress and share how we’re working to be a valued partner of choice as we continue to innovate and provide solutions that meet the growing needs of society reliably and affordably. How to Vote at the Annual Meeting Please keep an eye out for the proxy materials, which are being mailed to all shareholders as recorded in our stock register on April 5, 2023. You may vote at the annual meeting or by proxy, but we recommend you vote by proxy even if you plan to participate in the virtual meeting. You can vote by proxy one of the following ways:

Online If your control number has 15 digits: Follow the instructions at investorvote.com/exxonmobil If your control number has 16 digits: Follow the instructions at proxyvote.com If your control number has any other number of digits: Follow the instructions you received from your bank, brokerage firm, or other intermediary You will need to have your proxy card or Notice of Internet Availability in hand. Complete, sign, date, and return your proxy card in the enclosed envelope received with your proxy materials. If you receive a Notice and would like to vote by mail, please follow the instructions in the Notice to obtain paper proxy materials. investorvote.com/exxonmobil proxyvote.com Learn more by visiting our new Investor Relations website.